+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed Pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instructions 1(b).     Section 30(f) of the Investment Company Act of 1940


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1.  Name and Address of Reporting Person*

    Bay Harbour Management, L.C.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                   777 S. Harbour Island Blvd.; Suite 270
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                                   (Street)

        Tampa                       Florida                           33602
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol EMCOR GROUP INC. (EMCG)
                                             -----------------------------------

3. I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary) 59-3418243
                --------------

4.  Statement for Month/Year 6/00
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    ___ Director    ___ Officer              X  10% Owner    ___ Other
                                            ---
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by One Reporting Person
     X   Form filed by more than one Reporting Person
    ----

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value           6/9/00    P              3,000           A      $21,125                               I            +
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Common Stock,
$.01 par value          6/22/00    P              1,000           A      $23,000                               I            +
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Common Stock,
$.01 par value          6/23/00    P              2,000           A      $21,313         1,409,091             I            +
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


* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

*Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

FORM 4 (continued)        Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

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
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D)           ship
                               Date     Expira-              Amount or                      at End                         (Instr.
                               Exer-    tion         Title   Number of                      of               or indi-      4)
                               cisable  Date                 Shares                         Month            rect (I)
                                                                                            (Instr. 4)       (Instr. 4)
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

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

Explanation of Responses:

+ Of the 1,409,091 shares listed in Table I, 1,378,491 shares are beneficially owned by investment funds for which Bay Harbour Management, L.C., which is controlled by the other three reporting persons, serves as investment advisor, 26,900 shares are jointly owned by Steven Van Dyke and his wife, Ann Van Dyke, and 3,700 shares are beneficially owned by Steven Van Dyke in and individual retirement account.

                                       SIGNATURE ON ATTACHED PAGE
                                     -------------------------------
                                      **Signature of Reporting Person



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Additional Reporting Persons                I.R.S. Identification No.
---------------------------------           -------------------------------

Tower Investment Group, Inc.
777 South Harbour Island Blvd.              59-2924229
Suite 270
Tampa, FL 33602

Steven A. Van Dyke
777 South Harbour Island Blvd.              N/A
Suite 270
Tampa, FL 33602

Douglas P. Teitelbaum
885 Third Avenue                            N/A
34/th/ Floor
New York, New York 10022


                                            Signatures of Reporting Persons

                                            BAY HARBOUR MANAGEMENT, L.C.


Dated: July 7, 2000                         By: /s/ Steven A. Van Dyke
                                                ------------------------
                                                Name: Steven A. Van Dyke
                                                Title: President

                                            TOWER INVESTMENT GROUP, INC.


Dated: July 7, 2000                         By: /s/ Steven A. Van Dyke
                                                ------------------------
                                                Name: Steven A. Van Dyke
                                                Title: President


Dated: July 7, 2000                             /s/ Steven A. Van Dyke
                                                -------------------------
                                                Steven A. Van Dyke



Dated: July 7, 2000                             /s/ Douglas P. Teitelbaum
                                                --------------------------
                                                Douglas P. Teitelbaum